Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL MUTUAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Mutual Release of All Claims (“Separation Agreement”) is made by and between CIM SBA Staffing, LLC (“Company”), Creative Media & Community Trust Corporation (f/k/a PMC Commercial Trust and CIM Commercial Trust) (“CMCT”), CIM Group, L.P. (“CIM” and, together with Company and CMCT, the “CIM Entities”) and Barry N. Berlin (“Employee”) with respect to the following facts:

A.            CMCT, through a wholly-owned subsidiary, has entered into that certain Membership Interest Purchase Agreement, by and among PG FR Holding, LLC (“Buyer”), Company, and First Western SBLC, Inc., an indirect wholly owned subsidiary of Company (“First Western”), dated November 6, 2025 (the “MIPA”), pursuant to which Buyer will purchase from Seller all of the issued and outstanding equity interests of First Western (the “Transaction”).

B.            Employee’s employment with Company and role as an officer or director of Company, CMCT (pursuant to an amended and restated employment contract dated as of August 30, 2013 (the “Employment Contract”), CIM and any of their respective affiliates will terminate effective upon the Closing (as defined in the MIPA) or, in the event the MIPA is terminated prior to the consummation of the Transaction, thirty (30) days following such termination, or such earlier date agreed between CMCT and Employee (“Separation Date”). The Company wishes to reach an amicable separation with in exchange for entering into this Separation Agreement.

C.            Through the Separation Date, Employee has agreed to continue to perform Employee’s job duties, including any duties necessary or reasonably requested by CIM or Company to transfer Employee’s job-related knowledge and relationships to other CIM or Company personnel.

D.            The parties desire to settle all claims and issues that have, or could have been raised in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.             Severance Payment. In exchange for the promises set forth herein, (a) Company agrees to provide Employee with (i) a severance of Three Hundred Fifty Thousand Dollars ($ 350,000), less all appropriate federal and state income and employment taxes (the “Severance Payment”) and (ii) an additional payment of (x) if the Separation Date occurs on or prior to December 14, 2025, Two Hundred Seventy Thousand Dollars ($270,000), or (y) if the Separation Date occurs on or after December 15, 2025, Two Hundred Fifty Thousand Dollars ($250,000), and (b) CIM agrees to purchase, at Employee’s written election to be given before such deadline reasonably provided by CIM, (i) 2,052.545 of Employee’s vested shares of CMFT, and (ii) if (and only if) the Separation Date occurs on or following December 15, 2025, 1,980.983 of Employee’s vested shares of CMFT. The Severance Payment, additional payment, and purchase of vested CMFT shares discussed in (a) and (b) hereunder are collectively referred to as the “Release Payments”. The Severance Payment portion will be paid out within thirty (30) days following the Effective Date of this Separation Agreement described below in paragraph 9.2 and the additional payment will be paid on or before March 15, 2026 (or, if later, within thirty (30) days following the Effective Date of this Separation Agreement). The purchase of vested CMFT shares discussed in (b)(i), if applicable, will be effective in the first quarter of 2026 and the purchase of vested CMFT shares discussed in (b)(ii), if applicable, will be effective in the third quarter of 2026. Employee acknowledges and agrees that Employee is not otherwise entitled to the Release Payments, the Release Payments are in return for and expressly conditioned upon Employee’s agreement to and continued compliance with the terms of this Separation Agreement (including, for the avoidance of doubt, the Reaffirmation), and that the Release Payments constitute adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

2.             General Mutual Release.

2.1            Employee unconditionally, irrevocably and absolutely releases and discharges the CIM Entities, and any parent or subsidiary corporations, partnerships or entities or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, Equal Pay Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2            Company unconditionally, irrevocably and absolutely releases and discharges Employee from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, all claims for attorneys’ fees, costs and expenses.

2.3            Except as set forth in Section 2.4, Employee and Company expressly waives their respective rights to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or Company or on behalf of Employee or Company, related in any way to the matters released herein.

2.4            The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement. In addition, this general release does not waive Employee’s claims for vested benefits under Company’s employee benefit plans, including ERISA claims. Nothing in this Separation Agreement shall (i) prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other acts that Employee has reason to believe are unlawful or (ii) limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need any Released Party’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify any Released Party of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or of Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the maters released by this Separation Agreement filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Separation Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

2.5            The parties acknowledge that each may discover facts or law different from, or in addition to, the facts or law that each party knows or believes to be true with respect to the claims released in this Separation Agreement and agree, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understands and acknowledges the significance of such specific waiver of Section 1542 that reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Employee expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that Employee might have to invoke such provisions now or in the future with respect to the Released Matters. Thus, notwithstanding the provisions of Section 1542, and the purpose of implementing a full and complete release and discharge of the claims released by this Release, Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.

2.6            The parties declare and represent that they each intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and each party intends the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties and Employee, to the fullest extent permitted by law.

3.             Representation Concerning Filing of Legal Actions. The parties each represent that, as of the date of this Separation Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings pertaining to private claims against the other in any court or with any governmental agency, related to the matters released in this Separation Agreement.

4.             Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. In exchange for the promises in this paragraph, Company agrees to instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Employee.

5.             Return of Company Property. Employee understands and agrees that as a condition of receiving the Release Payments, all Company property must be returned to Company. By signing this Separation Agreement, Employee represents that Employee has returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control. Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

6.             Continuing Obligations. Employee agrees to comply with the continuing obligations set forth in the surviving provisions of the Amended and Restated Executive Employment Contract by and between CMCT and Employee dated as of December 11, 2012 (the “Employment Contract”).

7.             Affirmation of Compensation and Benefits. Employee shall continue to be paid Employee’s base salary and continue to participate in benefits through the Separation Date. Except as set forth in the previous sentence, Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled. Employee affirms that the Severance Payment satisfies any rights to severance or other termination payments, including pursuant to the Employment Contract. Except as provided in paragraph 1, any CIM-provided equity or equity-based awards will be treated in accordance with their terms.

8.             No Admissions. By entering into this Separation Agreement, Employee, Company and the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.             Effective Date.

9.1            Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.

9.2            Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

9.3            Revocation. This Separation Agreement shall not become enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be received by Jason Mullens, Global Head of HR via email at JMullens@cimgroup.com, on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day.

9.4            Reaffirmation; Effective Date. Employee acknowledges and agrees that in order to become eligible for the Release Payments, Employee shall be required to execute the reaffirmation set forth on Exhibit A (the “Reaffirmation”) within seven (7) days following the Separation Date, and Employee may revoke Employee’s acceptance of the Reaffirmation within seven (7) days after the date Employee signs it. Employee’s revocation must be received by Jason Mullens, Global Head of HR via email at JMullens@cimgroup.com, on the seventh day in order to be effective. If Employee does not revoke acceptance of the Reaffirmation within the seven (7) day period, the Reaffirmation shall become binding and enforceable on the eighth day, and such day shall be the “Effective Date” for purposes of this Separation Agreement. The Release Payments shall become due and payable in accordance with paragraph 1 above, as applicable, after the Effective Date of this Separation Agreement.

9.5            Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the Effective Date. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

10.           Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.           Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee or Company in breach hereof.

12.           Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Texas.

13.           Entire Agreement; Modification. This Separation Agreement, together with the surviving provisions of the Employment Contract, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

[Signature Page Follows]

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: October 28, 2025		/s/ Barry N. Berlin
Barry N. Berlin

CIM SBA Staffing, LLC

Dated: November 6, 2025	By:	/s/ David Thompson
Name: David Thompson
Title: Vice President

Creative Media & Community Trust Corporation

Dated: November 6, 2025		/s/ David Thompson
Name: David Thompson
Title: Chief Executive Officer

CIM Group, L.P.

By: CIM Management, Inc., its general partner

Dated: November 6, 2025	By:	/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Officer

REAFFIRMATION

This Reaffirmation represents the reaffirmation of Barry N. Berlin (“Employee”) of the commitments set forth in the Separation Agreement, dated as of [insert date] by and between Employee, CIM SBA Staffing, LLC, Creative Media & Community Trust Corporation and CIM Group, L.P. (the “Agreement”) from the date Employee signed the Agreement through the date that Employee signs this Reaffirmation, and Employee hereby agrees that the release of claims pursuant to paragraph 2 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date Employee signs this Reaffirmation.

This Reaffirmation may not be executed prior to the Separation Date. Employee will have seven (7) days following Employee’s execution of this Reaffirmation to revoke Employee’s signature, as set forth in paragraph 9.4 the Agreement.

EMPLOYEE HEREBY RATIFIES AND REAFFIRMS THE COMMITMENTS SET FORTH IN THE AGREEMENT:

Dated:
Barry N. Berlin